SECOND RESTATED ELECTRIC POWER AND ENERGY
                       SUPPLY AND TRANSMISSION AGREEMENT


                                    between


                         THE CITY OF GILLETTE, WYOMING

                                      and

                      BLACK HILLS POWER AND LIGHT COMPANY
























       Date:  February 28, 1995

                                TABLE OF CONTENTS

                                                                    Page


       1.   RECITALS AND DEFINITIONS. . . . . . . . . . . . . . . . .  1

            1.1  Recitals . . . . . . . . . . . . . . . . . . . . . .  1
            1.2  Definitions. . . . . . . . . . . . . . . . . . . . .  2

       2.   TERM. . . . . . . . . . . . . . . . . . . . . . . . . . .  3

       3.   SALE OF CAPACITY AND ENERGY . . . . . . . . . . . . . . .  4

            3.1  Base Load Capacity Obligation. . . . . . . . . . . .  4
            3.2  Base Load Energy Obligation. . . . . . . . . . . . .  4
            3.3  Gillette's Capacity and Energy Obligations . . . . .  4
            3.4  Inadvertent Energy Account . . . . . . . . . . . . .  5
            3.5  Additional Capacity Supplied by Black Hills Without
                 Agreement. . . . . . . . . . . . . . . . . . . . . .  5
            3.6  Capacity and Energy Technicalities . . . . . . . . .  6
            3.7  Scheduling and Metering. . . . . . . . . . . . . . .  6
            3.8  Coal Agreements. . . . . . . . . . . . . . . . . . .  7

       4.   POWER AND ENERGY RATE SCHEDULES AND REGULATION. . . . . .  8

       5.   OTHER SOURCES OF CAPACITY AND ENERGY. . . . . . . . . . . 17

       6.   POINT OF DELIVERY, FACILITIES, AND METERS . . . . . . . . 18

            6.1  Point of Delivery. . . . . . . . . . . . . . . . . . 18
            6.2  Calibrate Meters . . . . . . . . . . . . . . . . . . 18
            6.3  Rights of Way. . . . . . . . . . . . . . . . . . . . 19
            6.4  Facilities to be Provided by Gillette. . . . . . . . 19

       7.   GILLETTE'S PROJECTIONS. . . . . . . . . . . . . . . . . . 20

       8.   TRANSMISSION CAPACITY AND SERVICES. . . . . . . . . . . . 21

            8.1  Definitions. . . . . . . . . . . . . . . . . . . . . 21
            8.2  Transmission Capacity to be Furnished by Black
                 Hills. . . . . . . . . . . . . . . . . . . . . . . . 22
            8.3  Transmission Service at 230 kV to be Furnished by
                 Black Hills for Net Other Sources. . . . . . . . . . 23
            8.4  Compensation for 230 kV Transmission Capacity and
                 Service. . . . . . . . . . . . . . . . . . . . . . . 24
            8.5  Transmission Service at 69 KV to be Furnished by
                 Black Hills for Net Other Sources. . . . . . . . . . 25
                 8.5.1  Obligation of Black Hills . . . . . . . . . . 25
                 8.5.2  Obligation of Gillette. . . . . . . . . . . . 25
                 8.5.3  Coordination. . . . . . . . . . . . . . . . . 25
            8.6  Compensation for 69 kV Service . . . . . . . . . . . 26
            8.7  Losses . . . . . . . . . . . . . . . . . . . . . . . 26
            8.8  Regulation of Rates by FERC. . . . . . . . . . . . . 27
            8.9  Scheduling and Metering. . . . . . . . . . . . . . . 30
            8.10 Power Factor . . . . . . . . . . . . . . . . . . . . 30

       9.   IMPOSSIBILITY OF PERFORMANCE. . . . . . . . . . . . . . . 30

       10.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 31

       11.  FILING WITH FERC. . . . . . . . . . . . . . . . . . . . . 31

       12.  SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . 32

       13.  NOTICE. . . . . . . . . . . . . . . . . . . . . . . . . . 33

       14.  COMPLETE AGREEMENT. . . . . . . . . . . . . . . . . . . . 33

       SECOND RESTATED ELECTRIC POWER AND ENERGY SUPPLY
       AND TRANSMISSION AGREEMENT


            This Second Restated Electric Power and Energy Supply and Transmission Agreement, dated as of February 28, 1995 ("Agreement"), is entered into between the City of Gillette, a municipal corporation of Gillette, Wyoming ("Gillette"), and Black Hills Power and Light Company, an assumed business name of Black Hills Corporation, a South Dakota corporation ("Black Hills"), as a restatement of the Restated Electric Power and Energy Supply and Transmission Agreement, dated as of December 21, 1987 ("First Restated Agreement"), which Agreement superseded the Electric Power and Energy Supply and Transmission Agreement, dated as of August 6, 1985 ("Original Agreement").

            1.   RECITALS AND DEFINITIONS.

                 1.1 Recitals. Gillette operates a municipal electric system within its city and therefore requires electric current for its own uses and for resale to operate that system. Black Hills is engaged in the business of generation, transmission, distribution and sale of electric capacity and energy at retail and wholesale for resale. Black Hills furnishes electric capacity and energy service to Gillette to be resold in the operation of its municipal electric system pursuant to the terms and provisions of the First Restated Agreement, which was accepted for filing with the Federal Energy Regulatory Commission.

                 The purpose of this Agreement is to restate the First Restated Agreement for the purpose, among other things, of modifying the obligations of each party to furnish the electric capacity and energy requirements of Gillette and to determine rates charged for such service. At such time regulatory requirements are satisfied as set forth in Section 11, this Agreement supersedes and replaces the First Restated Agreement.

                 1.2 Definitions. The terms "capacity" and "energy" used in this Agreement refer to electric capacity and electric energy, respectively.

                 "Base Load Capacity" is Black Hills' obligation to furnish Gillette capacity as set forth in Section 3.1.

                 "Base Load Energy" is Black Hills' obligation to furnish Gillette energy as set forth in Section 3.2.

                 "Date of First Commercial Operation of NS #2" is the first day of the month during which Black Hills determines that NS #2 has commenced commercial operation, but for the purposes of this Agreement shall not be earlier than September 1, 1995. Such determination shall be made on the basis of standards of the electric utility industry and in conformance with Prudent Utility Practice.

                 "Gillette's Requirements" refers to Gillette's entire electric capacity and energy requirements needed for local distribution for resale purposes and for its own use and shall include Gillette's Successors and Assigns' entire electric capacity and energy requirements for distribution within the city limits of Gillette as those limits exist from time to time; provided, however, that if Gillette annexes territory, Gillette's requirements will not include any electric capacity and energy requirements until such time as Gillette (or its Successors and Assigns) serves such requirements.

                 "Gillette's Successors and Assigns" are those persons, corporations, cooperatives or any other entities to whom Gillette sells or leases any portion or all of its municipal electric system or with whom Gillette contracts, the effect of which allows those persons, corporations or entities to sell capacity and energy to customers for consumption within the city limits of Gillette as those limits exist from time to time.

                 "NS #2" is the Neil Simpson Unit #2, an 80 MW coal-fired electric power plant now under construction in Campbell County, Wyoming.

                 "Prudent Utility Practice" at a particular time means any of the practices, methods and acts, which, in the exercise of reasonable judgment in light of the facts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior thereto) known at the time the decision was made, would be expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimal practice, method or act, to the exclusion of all others, but rather represents a spectrum of possible practices, methods or acts.

                 "Total Demand" is the total of Gillette's and Gillette's Successors and Assigns' highest average demand measured in kilowatts to satisfy Gillette's Requirements. For the purpose of measuring demand for transmission service under
                 Section 8, measurement shall be based on sixty-minute intervals; and for determining any Unauthorized Overrun under Exhibit A, measurement shall be based on fifteen-minute intervals.

                 Other defined terms and phrases used in this Agreement are set forth throughout this Agreement where such terms and phrases are first used.


            2.   TERM.

                 The term ("Term") of this Agreement shall comprise an initial period from the date of this Agreement until and including June 30, 2012, and shall continue thereafter until and unless terminated by either party giving to the other party notice in writing not less than seven years prior to the termination of said initial period or of any succeeding Contract Year, unless the parties agree in writing to a shorter notice period. For the purposes of this Agreement, a "Contract Year" of this Agreement ends the thirtieth day of every June of the Term.


            3.   SALE OF CAPACITY AND ENERGY.

                 3.1 Base Load Capacity Obligation. Black Hills shall sell and Gillette shall purchase Base Load Capacity in the amount of 23,268 KW during each month of the Term prior to the date of First Commercial Operation of NS #2 and 23,000 KW commencing on the date of First Commercial Operation of NS #2 and every month of the Term thereafter.

                 3.2 Base Load Energy Obligation. Black Hills shall sell and Gillette shall purchase all energy needs of Gillette measured in kilowatt hours associated with all kilowatts of Base Load Capacity as if those kilowatts were the first kilowatts needed from day to day for Gillette's Requirements.

                 3.3 Gillette's Capacity and Energy Obligations. Gillette shall have the obligation to supply firm capacity and energy to be purchased from others or self-generation for all of that capacity and energy required to meet that portion of Gillette's Requirements that are not required to be furnished by Black Hills under Sections 3.1 and
       3.2. Nothing herein shall prevent the parties from agreeing from time to time to cause Black Hills to serve additional capacity and associated energy to meet Gillette's obligations herein.

                 3.4 Inadvertent Energy Account. An Inadvertent Energy Account (hereinafter referred to as "Inadvertent Account") for overscheduled energy deliveries from each party to this Agreement (rounded to the nearest megawatt) shall be established. The parties shall exercise reasonable care to minimize, to the extent practicable, overscheduled deliveries of electric energy. The parties recognize, however, that despite their best efforts to prevent overscheduled deliveries, such deliveries of electric energy may occur. Electric energy delivered in such event shall be settled by the return of equivalent energy at times satisfactory to the parties or by such other equitable arrangements as may be mutually agreed upon.

                  Gillette shall use its best efforts to include, in its contracts to purchase power from third parties, provisions to require those third parties to establish an Inadvertent Account between Black Hills and those third parties and provisions for settling by the return of energy by Black Hills to the third parties on Gillette's account.

               3.5 Additional Capacity Supplied by Black Hills Without Agreement. If, due to the unavailability of a Gillette-supplied resource that Gillette was required to furnish under Section 3.3, Black Hills furnishes Gillette capacity to meet a portion of Gillette's Requirements that was Gillette's obligation to provide under Section 3.3 without any subsequent agreement to do so, Black Hills shall charge and Gillette shall pay, on a monthly basis, the Unauthorized Overrun charge provided for in Exhibit A of this Agreement. No Unauthorized Overrun charge shall be payable unless the entity responsible for scheduling a Gillette-supplied resource fails to meet scheduled energy deliveries as arranged by Black Hills with the entity responsible for such scheduling. Energy accompanying such additional capacity will be reflected in the Inadvertent Account.

                 3.6 Capacity and Energy Technicalities. All capacity and energy delivered under this Section 3 shall be three phase, alternating current, approximately 60 hertz, at a nominal voltage of 69,000 volts or such higher voltage as may be agreed to by the parties.

                 3.7 Scheduling and Metering. All capacity and energy including that sold by Black Hills pursuant to Section 3 and that delivered by Black Hills from Net Other Sources as defined and provided at Section 8, shall be scheduled by Black Hills for the purpose of showing compliance with this Agreement and for billing under Exhibit A. Black Hills shall provide one 69 kV meter and associated equipment. Gillette shall furnish all other meters and associated equipment required to measure the portion of the Total Demand and the portion of the capacity and energy furnished from sources other than from Black Hills. The associated equipment shall include (i) equipment allowing Black Hills to monitor and to switch from Rapid City, South Dakota, such portion or portions of the Total Demand and the power and energy related portions thereof furnished by the parties to areas of the Gillette municipal electric system which are directly connected via Gillette's facilities to Black Hills' point(s) of delivery set forth in Section 6.1 and (ii) other than where Black Hills maintains communications with power suppliers for reasons other than to deliver capacity and energy acquired by Gillette, communication equipment and services required for Black Hills to communicate on a 24-hour basis with Gillette's power suppliers. Gillette shall provide telemetering equipment so as to allow Black Hills to monitor demand and energy from Gillette's Total Demand. All equipment furnished by Gillette and its installation shall be subject to Black Hills' approval. All costs incurred by Black Hills in scheduling and metering that capacity and energy furnished by Gillette from sources other than Black Hills shall be included as a part of the transmission charges made pursuant to
       Section 8.4.

                 3.8 Coal Agreements. Commencing with the date of the commercial operation of NS #2, coal prices to be paid by Black Hills to its affiliated coal supplier, Wyodak Resources Development Corp. ("Wyodak Resources"), for the coal supply for Black Hills' interest in existing coal-fired power plants and NS #2 shall be determined by the Coal Supply Agreement for Neil Simpson Unit #2, dated as of
       February 12, 1993 ("Coal Agreement"), a copy of which is attached hereto as Exhibit B. The parties agree that, for purposes of Black Hills' charges to Gillette, the methodology set forth in Exhibit B to determine the coal prices for the affiliated transactions between Black Hills and Wyodak Resources will be deemed to result in just and reasonable prices, will be deemed to yield a fair return to Wyodak Resources for such sales to its affiliate and will be deemed to result in charges to Gillette under this Agreement that are not unreasonable or unjust.

            4.   POWER AND ENERGY RATE SCHEDULES AND REGULATION.

                 Gillette shall pay Black Hills monthly upon invoices submitted for all electric capacity and energy supplied hereunder pursuant to the rates, charges, terms and conditions set forth in Exhibit A attached hereto and made a part of this Agreement as if specifically set forth herein and upon all other terms and conditions in this Agreement. It is understood and agreed that this Agreement and the rates charged hereunder are subject to the regulatory jurisdiction of FERC, a regulatory commission of the United States, pursuant to the Federal Power Act (16 U.S.C. 791a et seq.) and all rules and regulations pertaining thereto, all as amended from time to time.

                 (a) Black Hills and Gillette agree that, except as provided in Section 4(b) and Section 8 below and as authorized in Exhibit A, the provisions of this Agreement and the rate schedules attached as Exhibit A will not be changed unless Black Hills and Gillette agree to such a change in writing. The parties have bargained at arm's length in good faith and on equal terms for economic benefits to each party which are closely interrelated and which produce an overall result which is considered by the parties to be just and reasonable. Therefore, the parties agree that, except as provided in Section 4(b) and Section 8 below, in any, proceeding, however initiated, whether under Section 206 of the Federal Power Act or under any law or regulation which now is or may hereafter be applicable, relating to any attempt to alter, change or amend the rates, charges, penalty provision, terms and conditions set forth in this Agreement (including Exhibit A), the standards which relate to the burden of proof required for FERC or any regulatory body to alter the terms of a contract without agreement of the parties thereto as expressed in FPC v. Sierra Pacific Power Co., 350 U.S. 348 (1956) and United Gas Pipe Line Co. v. Mobile-Gas Service Corp., 350 U.S. 332
                      (1956), (commonly referred to as the Sierra-Mobile doctrine in subsequent case holdings) shall apply with respect to the parties. However, such standards shall not prevent FERC from using a "just and reasonable" standard either sua sponte or pursuant to a complaint from persons or entities who are not a party to this Agreement at such times and under such circumstances as FERC deems appropriate in order to protect the interests of nonparties. Each of the parties to this Agreement covenants that it will not encourage any nonparty through monetary assistance or otherwise to institute any legal proceeding, including a complaint under Section 206 of the Federal Power Act to cause this Agreement to be applied and administered in any way that would result in any modification of the charges to be made hereunder.

                 (b) Except as limited by the provisions of Sections 4(c), 4(d), 4(e) and 4(f) below, Black Hills shall have the right from time to time for the purpose of establishing just and reasonable rates and achieving a reasonable return to Black Hills to make application unilaterally to FERC under Section 205 of the Federal Power Act (16 U.S.C. 824d) and pursuant to FERC's rules and regulations promulgated thereunder for a change or adjustment in the dollar levels of the rates and charges set forth in Exhibit A and any superseding schedule upon delivering a written notice thereof to Gillette. Any such changes or adjustments shall become effective on the date specified therein, subject to suspension or other action duly taken by FERC, and without final approval by FERC. Except as limited by Sections 4(c), 4(d), 4(e) and 4(f) below, Gillette has the right under Section 205 of the Federal Power Act (16 U.S.C. 824d) and rules and regulations thereunder to oppose any such change or adjustment proposed by Black Hills and also has the right at any time to unilaterally make application to FERC under Section 206 of the Federal Power Act (16 U.S.C. 824e) and pursuant to FERC's rules and regulations promulgated thereunder for a change or adjustment in the dollar levels of the rates and charges set forth in Exhibit A and any superseding schedule. The formula to be applied in determining the Unauthorized Overrun penalty and the Fuel and Economic Power Adjustment clause in Schedule A shall not be subject to change under this Section 4(b).

                 (c) Other than where specifically authorized in Exhibit A, Black Hills shall not change or adjust or file with FERC for authority to change or adjust, and Gillette shall not contest, the dollar levels of the rates and charges set forth in Exhibit A prior to January 1, 1998; provided, however, that Black Hills may tender a filing prior to January 1, 1998 that proposes an effective date of January 1, 1998 or later. Notwithstanding the previous sentence, if prior to January 1, 1998, either of the following events occurs:

                      (i)    the annualized inflation rate for any
                             consecutive 12-month period ending on the last day of the month after the date of this Agreement is 8 percent or more based upon the Producers Price Index published by the Bureau of Labor Statistics in its monthly report entitled "Producers, Prices, and Price Indexes" (if the publication is discontinued, a similar publication of the Bureau of Labor Statistics), or

                      (ii) any damage occurs after the date of this Agreement to Black Hills' owned or leased generating and transmission plant which costs more than $5,000,000 to repair.

                      Black Hills may file for an increase to take effect prior to January 1, 1998, and Gillette may oppose such increase as provided in Section 4(b).

                 (d) The parties hereto agree that, in consideration of the length of this Agreement and the benefits to the parties arising therefrom, the rates to be charged during the Term of this Agreement for the furnishing of capacity and energy shall be based on the following cost principles, which underlie Black Hills' capacity and energy rates to Gillette in this Agreement, and that neither party will propose capacity and energy rates based on conflicting cost principles:

                      (i) Black Hills shall be entitled to reflect the revenues received under the contract dated March 12, 1975 with Rushmore Electric Power Cooperative, Inc. and Basin Electric Power Cooperative, as restated by the Agreement for Transmission Service and the Common Use of Transmission Systems, dated as of January 1, 1986 among Black Hills, Rushmore Electric Power Cooperative, Inc., Basin Electric Power Cooperative, Tri-County Electric Association, Inc., Black Hills Electric Cooperative, Inc. and Butte Electric Cooperative, Inc. ("REC Contract") as being equivalent to the costs properly allocable to service under the contract. If the REC Contract is renegotiated by the parties thereto, the revenues received by Black Hills from the new contract for its transmission system as it exists as of the date of this Agreement shall be deemed to be equivalent to the costs properly allocable to service from the present transmission system, providing that the revenues received therefor are not less than that which would have been received if the REC Contract had not been renegotiated.

                      (ii) Black Hills shall continue to assign directly to any customer or customer group(s) the cost of transmission facilities which serve that customer (or group of customers) and over which energy flows only to such customer(s).

                      (iii) Black Hills shall reflect the revenues received under the contract dated September 9, 1994 ("MDU Contract") with Montana-Dakota Utilities Co. as a revenue credit against the Black Hills cost of service as if being equivalent to the costs properly allocable to service under the contract. If the MDU Contract is renegotiated by the parties thereto, the revenues received by Black Hills from the new contract shall be deemed to be equivalent to the costs properly allocable to service from the new contract, providing that the revenues received therefor are not less than that which would have been received if the MDU Contract had not been renegotiated.

                      (iv) Black Hills shall reflect the unamortized Wyodak Power Plant and Rushmore Power Plant acquisition adjustments as a rate base addition and shall continue to amortize such acquisition adjustments at a rate no greater than $154,000 per year in the Black Hills cost of service until completely amortized.

                      (v) Black Hills may maintain an energy charge at a level no lower than $0.0222 per kWh, before application of the Fuel and Economic Power Adjustment clause in Exhibit A. If the energy charge is higher than the level of appropriately allocated energy costs plus base and adjusted fuel costs, the overage will be reflected as a credit to Gillette under the demand charge.

                      (vi) The Basic Service Charge will be set no lower than $5,400 per month.

                      (vii) The cost of coal to fuel Black Hills' interest in power plants to be included in the cost of service shall be determined by the Coal Agreement, attached as Exhibit B to this Agreement.

                      (viii) The parties agree that Black Hills' decision
                             to construct NS #2 was prudent and that NS #2 is used and useful for Black Hills to fulfill its obligations under this Agreement.

                 (e) In consideration of the mutual benefits herein contained, including the moratorium at Section 4(c), and in view of the fact that the parties have agreed to the moratorium, the parties do hereby agree to the Fuel and Economic Power Adjustment clause in Exhibit A notwithstanding the fact that they recognize that in allowing the Variable Costs, as defined therein, to be included in "F", the clause is not in strict conformance with 18 CFR 35.14.

                 (f) In consideration of this Agreement, including the moratorium at Section 4(c), Gillette waives all of its rights to refunds due Gillette from Black Hills because Variable Costs, as defined in Exhibit A, were included and will continue to be included in "F" in determining rate adjustments to charges made under the fuel clause in Exhibit A of the Original Agreement. When requested by Black Hills, Gillette agrees to sign and deliver to Black Hills any documentation reasonably requested by Black Hills to establish this waiver with FERC.

                 In the event that regulatory jurisdiction over this Agreement and/or rates charged by Black Hills to Gillette is vested in any governmental body other than the FERC, this provision and the rights of Black Hills and Gillette as set forth herein shall be subject to applicable regulatory laws, regulations and rules of such governmental body.

            5.   OTHER SOURCES OF CAPACITY AND ENERGY.

                 Except for Gillette's obligation to purchase the Base Load Capacity and the Base Load Energy from Black Hills pursuant to Sections 3.1 and 3.2, nothing herein prevents Gillette from contracting with others for capacity and energy under this Agreement. If Gillette enters into contracts from other sources, Gillette shall keep Black Hills currently informed of the current status of those arrangements.

            6.   POINT OF DELIVERY, FACILITIES, AND METERS.

                 6.1 Point of Delivery. Black Hills shall deliver the electric capacity and energy to be sold by Black Hills to Gillette under this Agreement at 69,000 volts or higher to the point of delivery where the facilities of Black Hills now interconnect to the facilities of Gillette, presently located near the corner of Warlow Drive and Gurley Avenue, City of Gillette, Wyoming, and/or at any future points of delivery upon which the parties may agree.

                 6.2 Calibrate Meters. Black Hills shall test and calibrate the meters and recording devices by comparison with accurate standards at intervals of not more than twelve (12) months, and Black Hills shall notify Gillette of its intention to make such tests so that agents of Gillette can have the opportunity of witnessing the tests. Black Hills shall also make special meter tests at any time at Gillette's request. The cost of tests on each meter shall be borne by the party furnishing that meter. Black Hills will calibrate the meters and recording devices as closely as practicable to the condition of one hundred percent (100%) accuracy (zero error), but, if any meter or recording device tested is found to be more than two percent (2%) in error, either fast or slow, proper correction shall be made of previous readings for the period of time the meter was in service since last tested or from the time that it can be ascertained the meter was in error, but in no case shall readings be adjusted for a period of more than six months immediately preceding the discovery of the error. If any meter or recording device shall fail to register for any period, Gillette and Black Hills shall agree as to the amount of electric capacity and energy furnished, and Black Hills shall render a bill therefor.

                 6.3 Rights of Way. Gillette shall provide Black Hills without cost a suitable location and rights of way for necessary lines and equipment immediately adjacent to the point(s) of delivery set forth in Section 6.1 for the purpose of fulfilling this Agreement.
       All equipment installed by and at the cost of Black Hills shall remain Black Hills' property and Black Hills shall have the right to inspect, repair or remove the same at its discretion and at its own cost.

                 6.4 Facilities to be Provided by Gillette. Gillette shall install and maintain at its own expense all other facilities on Gillette's side of the point of delivery which are necessary for the proper reception of electric capacity and energy and for its use beyond such point including all facilities for the transformation of capacity and energy from the delivery voltage set forth in Section
       6.1. Gillette shall provide or arrange for facilities and continuous staff in order to provide continuous information to and from Black Hills' system control to accommodate Gillette supplied resources. Gillette shall also provide facilities necessary for Gillette or Black Hills to cause load curtailment on those portions of the Gillette municipal electric system which are directly connected via Gillette's facilities, to Black Hills' point(s) of delivery set forth in Section
       6.1 as required by Prudent Utility Practice. Such facilities shall meet approved standards of construction and be of such types as will not interfere with other service rendered by Black Hills.

            7.   GILLETTE'S PROJECTIONS.

                 On the first day of each and every September thereafter, Gillette shall furnish Black Hills a written forecast for a period of five calendar years following such dates for which the forecasts are being furnished setting forth the following information:

                 (a)  Gillette's capacity and energy needs by season;

                 (b) anticipated sources to meet the capacity and energy needs in the months when the sources are reasonably expected to be available and the anticipated transmission path;

                 (c) copies of contracts on which Gillette plans to rely to fulfill its obligation to furnish capacity and energy for Gillette's Requirements, pricing information to be deleted from those contracts at Gillette's discretion; and

                 (d) transmission facilities, existing or to be constructed, over which Gillette's capacity and energy needs are expected to be delivered.

                 Gillette shall use its best efforts in formulating the forecasts to achieve as reliable a forecast as reasonably possible.

            8.   TRANSMISSION CAPACITY AND SERVICES.

                 8.1 Definitions. For the purpose of this Section 8, the following capitalized terms shall have the respective meanings as follows:

                 (a) "Additional 69 kV Facilities" are those transformation and/or transmission lines and related facilities which Black Hills determines under Prudent Utility Practice are necessary from time to time to increase the capacity of the Existing 69 kV Facilities to serve its other customers and Gillette under this Agreement and any other contracts and obligations.

                 (b) "Black Hills' Bulk Transmission System" is all of the 230 kV and larger transmission lines in which Black Hills has complete or partial ownership, leasehold or other rights, both now and from time to time during the Term, and all terminal facilities of said transmission lines, and 69 kV and 230 kV step-up transformation facilities from Black Hills' owned and leased generation.

                 (c) "East-West Ties" are those interconnections between the transmission systems in the western part of the United States and the transmission systems in the eastern part of the United States which cannot be interconnected without a DC converting facility.

                 (d) "Existing 69 kV Facilities" are the Existing 69 kV Transmission Line and 70 MVA Transformer.

                 (e) "Existing 69 kV Transmission Line" shall mean the present 69 kV transmission line and related facilities from the Wyodak Substation to Gillette now used by Black Hills to deliver capacity and energy to Gillette.

                 (f) "Other Sources" are capacity and energy provided by Gillette to meet its capacity and energy obligations under Section 3.3.

                 (g) "Net Other Sources" is all capacity and energy scheduled for Gillette's Requirements from Other Sources regardless of whether it was scheduled or delivered over Black Hills' Bulk Transmission System or other systems; provided, Net Other Sources shall not include capacity and energy from Gillette owned generation delivered from that generation internal to Gillette's distribution system.

                 (h) "70 MVA Transformer" is the transformer in the Wyodak Substation of which 48 megawatts is owned by PacifiCorp and 22 megawatts is owned by Black Hills.

                 (i) "PacifiCorp" is an Oregon corporation which operates its electric utility division under the name of Pacific Power & Light Company.

                 (j) "Wyodak Substation" is the substation located near the Wyodak 330 MW electric generating plant east of Gillette in Campbell County, Wyoming.

                 8.2 Transmission Capacity to be Furnished by Black Hills. During the Term, Black Hills shall maintain capacity in the Black Hills' Bulk Transmission System capable of causing that portion of Gillette's Requirements which Gillette is required to furnish under
       Section 3.3 and may acquire from Net Other Sources under this Agreement and which Gillette may cause to be delivered at 230,000 volts to any of the interconnections of Black Hills' Bulk Transmission System as they exist from time to time west of the East-West Ties to be available at 230,000 volts at the Wyodak Substation or other substations which hereafter may be constructed in the vicinity of Gillette and which are a part of Black Hills' Bulk Transmission
       System.
                 8.3 Transmission Service at 230 kV to be Furnished by Black Hills for Net Other Sources. During the Term, Gillette shall cause its electric capacity and energy acquired from Net Other Sources to be delivered west of the East-West Ties at 230,000 volts to Black Hills' Bulk Transmission System to the extent such Net Other Sources are located such that delivery can be accomplished. At this time the interconnections so located are the Wyodak Substation and the interconnection of Black Hills' Bulk Transmission System with the Western Area Power Administration ("WAPA") at Stegall, Nebraska. Because Black Hills' Bulk Transmission System is integrated with other systems in the vicinity of Gillette and performs an electrical function in causing such capacity and energy to be delivered to Gillette on a firm basis, capacity and energy from Net Other Sources which Gillette, or others from whom Gillette has contracted, causes to be delivered to the Wyodak Substation or other substations which may be hereafter constructed and interconnected to Gillette's electrical system, whether a part of the Black Hills' Bulk Transmission System or not, shall be considered for the purposes of this Section 8.3 and the compensation at Section 8.4 as having been delivered by Gillette to Black Hills' Bulk Transmission System and from which Black Hills in turn has delivered such capacity and energy to Gillette. During the Term, Black Hills shall cause electric capacity and energy from Net Other Sources which is delivered pursuant to this Section 8.3 to be delivered at 230,000 volts to Gillette at the Wyodak Substation or other substations hereafter constructed which are interconnected to Black Hills' Bulk Transmission System and Gillette's electrical system.

              8.4  Compensation for 230 kV Transmission Capacity and
       Service. Gillette shall pay Black Hills monthly upon invoices submitted for the transmission service on Black Hills' Bulk Transmission System and for reserving firm transmission capacity on Black Hills' Bulk Transmission System during the Term as provided in Sections 8.2 and 8.3 an amount of $1.60 per kilowatt month times the greater of (i) 16,288
       KW, (ii) the highest kilowatt demand of capacity (other than any self generation internal to Gillette's system) recorded as received by Gillette for Gillette's Requirements during the Term in excess of 23,268 KW prior to the Date of First Commercial Operation of NS #2 and 23,000 KW commencing on the Date of First Commercial Operation of NS #2 and thereafter, and (iii) that capacity in excess of 23,268 KW prior to the Date of First Commercial Operation of NS #2 and 23,000 KW commencing on the Date of First Commercial Operation of NS #2 and thereafter scheduled for Gillette, during any one hour period during that calendar month. All determinations of amounts of capacity under this Section 8.4 shall be adjusted for losses under Section 8.7. Payment of each monthly bill shall be due and paid at the same time and under the same procedures for the payment for capacity and energy purchased by Gillette from Black Hills.

                 8.5 Transmission Service at 69 KV to be Furnished by Black Hills for Net Other Sources.

                      8.5.1 Obligation of Black Hills. Until such time that Black Hills either constructs Additional 69 kV Facilities or under Prudent Utility Practice requires Additional 69 kV Facilities to deliver the Net Other Sources capacity and energy at 69,000 volts to Gillette, Black Hills shall furnish Gillette transformation and transmission service to deliver to Gillette at 69,000 volts at the points of delivery referenced in Section 6.1 capacity and energy acquired by Gillette from Net Other Sources. Black Hills shall give Gillette adequate lead notice before Additional 69 kV Facilities are to be constructed or are required so as to give Gillette the opportunity to provide facilities as provided at Section 8.5.2.

                      8.5.2  Obligation of Gillette.  Gillette shall
       furnish the facilities or contract with others so that after Black Hills' obligation under Section 8.5.1 terminates, Gillette will cause capacity and energy from Net Other Sources to be transformed and delivered from Black Hills' Bulk Transmission System to Gillette.

                      8.5.3  Coordination.  With just and reasonable
       sharing of costs under established regulatory principles, Black Hills shall coordinate its system with facilities furnished by Gillette or others to accommodate the delivery of Net Other Sources capacity and energy as provided at Section 8.5.2.

                 8.6 Compensation for 69 kV Service. During that time Black Hills is furnishing 69 kV wheeling service for Net Other Source capacity as provided in Section 8.5.1, Gillette shall pay Black Hills monthly (at the same time and under the same procedures for payment under Section 8.4) for the 230/69 kV transformation and 69 kV delivery, including the stand-by ability to transform and deliver, of Net Other Sources capacity and associated energy a wheeling charge equal to $0.40 per KW-month times the greater of (i) 16,288 KW,
       (ii) the highest kilowatt demand of capacity (other than any self generation location internal to Gillette's system) recorded as received by Gillette at 69 kV during any one hour period that month and (iii) the highest kilowatt demand of capacity from Net Other Sources, delivered by Black Hills at 69 kV during any one hour period during the Term prior to the billing month. All determinations of amounts of capacity under this Section 8.6 shall be adjusted for losses under Section 8.7.

                 8.7 Losses. To compensate for transmission losses, including transformation losses where metered at 69 kV, the demand received, but not less than that scheduled for Gillette, from Net Other Sources shall be multiplied by:

                 (i)  for capacity from Net Other Sources metered at 69 kV,
                      1.05 during all times the Wyodak Plant is operating and 1.07 during all times the Wyodak Plant is not operating; or

                      Ev for capacity from Net Other Sources metered at 230 kV,
                      1.025 during all times the Wyodak Plant is operating and 1.055 during all times the Wyodak Plant is not operating, with the product thereof to constitute the quantity of capacity for which payment is to be made. To compensate for transformation losses, the demand from Other Sources external to Gillette which are not delivered over Black Hills' Bulk Transmission System but which Black Hills transforms and delivers at 69 kV under Section 8.4 shall be multiplied by 1.015 if metered at 69 kV, with the product to constitute the quantity of transformed capacity received by Gillette under the provisions of Section 8.6.

                 8.8  Regulation of Rates by FERC.

                 The rates and facilities charges imposed pursuant to Sections 8.4 and 8.6 are subject to the regulatory jurisdiction of FERC pursuant to the Federal Power Act (16 U.S.C. 791(a) et seq.) and all rules and regulations pertaining thereto, all as amended from time to time.

                 Black Hills shall have the right from time to time for the purpose of establishing just and reasonable rates and achieving a reasonable return to Black Hills for the transmission and transformation service rendered to Gillette for capacity from Other Sources from Black Hills' Bulk Transmission System, the 230/69 kV transformation, and Black Hills' 69 kV transmission system, and for reserving long-term firm transmission and transformation capacity in its transmission system for Gillette to make application unilaterally to FERC under Section 205 of the Federal Power Act (16 U.S.C.
       824(d)) and pursuant to FERC's rules and regulations promulgated thereunder for a change or adjustment in the dollar levels of the rates and charges set forth in Sections 8.4 and 8.6 and any superseding rates upon delivering a written notice thereof to Gillette. Any such changes or adjustments shall become effective on the date specified therein, subject to suspension or other action duly taken by FERC, and without final approval by FERC. Gillette has the right under Section 205 of the Federal Power Act (16 U.S.C. 824(d)) and rules and regulations thereunder to oppose any such change or adjustment proposed by Black Hills and also has the right at any time to unilaterally make application to FERC under Sections 206 or 211 of the Federal Power Act (16 U.S.C. 824(e) and 824(j)) and pursuant to FERC's rules and regulations promulgated thereunder for a change or adjustment in the dollar levels of the rates and charges set forth in Sections 8.4 and 8.6 and any superseding rate or for an order requiring Black Hills to provide other transmission services.

                 The rates to be charged for the transmission and transformation service and capacity shall be based on the following cost allocation principles which underlie the presently effective rates in Sections 8.4 and 8.6:

                 (a) Black Hills shall continue to assign directly to any customer or customer group(s) the cost of transmission facilities which serve that customer (or group of customers) and over which energy flows only to such;

                 (b) the capacity and energy from Net Other Sources (as defined for determining compensation at Section 8.4) shall be considered to have been delivered over the entire Black Hills' Bulk Transmission System other than that portion referred to in (a) above, regardless of whether the capacity and energy from Net Other Sources is actually delivered to Gillette partially or wholly over the transmission systems of others; and

                 (c) Black Hills shall not be entitled to reflect the cost allocation principles set forth at Sections 4(d)(i) and (iv) for the purpose of determining just and reasonable rates for the obligations undertaken by Black Hills under Sections 8.3 and 8.5.

                 In the event that regulatory jurisdiction over this Agreement and/or rates charged by Black Hills to Gillette are vested in any governmental body other than FERC, this provision and the rights of Black Hills and Gillette as set forth herein shall be subject to applicable regulatory laws, regulations and rules of such governmental body.

                 8.9 Scheduling and Metering. All scheduling and metering shall be as set forth in Section 3.7 of this Agreement.

                 8.10 Power Factor. The power factor of Gillette's load at the point of delivery of power from Net Other Sources shall not be less than 95% lagging or 95% leading at the time of the maximum demand. Gillette shall install power factor corrective equipment on its system so as to raise the power factor of its load at that point to at least 95% lagging or 95% leading. In the event Gillette fails to maintain a power factor of not less than 95% lagging and does not install corrective equipment to raise its power factor as stipulated above, the maximum monthly demand for power from Other Sources will be increased by multiplying by 95% and dividing by the power factor expressed in percent. This adjustment shall not apply for demonstrated power factors above 95% lagging.

            9.   IMPOSSIBILITY OF PERFORMANCE.

                 Black Hills shall not be liable for failure of delivery of electric capacity and energy, and Gillette shall not be liable for failure to take or receive electric capacity and energy, where either of such failures is due to an Act of God, governmental regulations, governmental interference, court or commission orders, acts of the public enemy, strikes or labor difficulties on the system of either party hereto or of others, accidents, fire, explosion, mob violence, droughts, floods, freeze-ups, weather conditions, failure of equipment or, without limitation of the foregoing, any other cause beyond the reasonable control of the party in default.

            10.  INDEMNIFICATION.

                 Neither party to this Agreement shall be liable for any loss or damage to property or injury to or death of persons, whether suffered by the other party, its agents or employees, or by any third person, persons or corporation(s), resulting from the location, use or operation of electrical or other equipment located on its side of the point of delivery including the failure of any electrical equipment caused by defects or inadequate capacity or from electric capacity and energy present therein, and each party agrees to indemnify and save the other party harmless from all such loss, damages, injuries or death.

            11.  FILING WITH FERC.

                 Black Hills shall cause this Agreement to be filed with FERC as required by the Federal Power Act and rules and regulations relating thereto. Gillette shall sign a letter of concurrence to be filed with FERC. Both parties agree to use best efforts to achieve the acceptance by FERC of this Agreement for filing. This Agreement shall not be in full force and effect nor shall any rights or obligations of either party arise herefrom until this Agreement has been permitted by FERC to become effective as a rate schedule without amendment under the rules and regulations relating hereto.

            12.  SUCCESSORS AND ASSIGNS.

                 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party except (i) to a successor in the operations of its properties by reason of a merger, consolidation, sale or foreclosure where substantially all such properties are acquired by such a successor or (ii) to a loaning agency, entity or institution for security purposes. Nothing herein shall prohibit Gillette from becoming a participant in a governmental joint powers board where governmental entities have joined together for mutual benefit, but in that event this Agreement and Gillette's benefits and obligations therein remain with Gillette only or a successor referred to in (i). The obligations of the parties under this Agreement shall survive and be binding on the parties during the entire Term notwithstanding that Gillette sells or leases its municipal electric system or a part thereof or executes other contracts the effect of which causes entities other than Gillette (Gillette's Successors and Assigns) to sell capacity and energy to customers for consumption within the city limits of Gillette. Any of Gillette's Successors and Assigns shall be entitled to the benefits of this Agreement and shall be bound by the obligations herein. Any creation by Gillette of Gillette's Successors and Assigns shall not relieve Gillette from its obligations in this Agreement.

            13.  NOTICE.

                 Notice required to be given hereunder shall be deemed to have been given if mailed, postage prepaid, to Black Hills Corporation, P. 0. Box 1400, Rapid City, South Dakota 57709 on behalf of Black Hills; and City of Gillette, P. 0. Box 3003, Gillette, Wyoming 82716 on behalf of Gillette. Either party may from time to time change its mailing address for the purpose of receiving notice by notifying the other party in writing of such change.

            14.  COMPLETE AGREEMENT.

                 At the time that this Agreement has been accepted for filing and/or approved by FERC, this Agreement cancels and supersedes the First Restated Electric Power and Energy Supply and Transmission Agreement dated December 21, 1987. This Agreement constitutes the complete and full agreement between the parties.

                 This Agreement is executed as of the day and year recited in the first paragraph hereof and each of the officers executing this Agreement represents that this Agreement has been approved and authorized by their respective governing bodies as required by law applicable thereto and that by such execution that authority to such officer has been legally authorized and delegated by the respective governing bodies of the parties.


                                             CITY OF GILLETTE



                                             By /c/Frank W. Latta
       ATTEST                                  Its Mayor



       Clerk
       (OFFICIAL SEAL)

                                             BLACK HILLS POWER AND LIGHT
                                             COMPANY



       ATTEST                                By /c/Everett E. Hoyt
                                               Its President and Chief
                                                 Operating Officer


       Its Secretary

       (OFFICIAL SEAL)

                                EXHIBIT A

                       ELECTRIC SERVICE AGREEMENT


       APPLICABLE

           To the City of Gillette, Wyoming ("Gillette") for its service requirements, provided under Agreement with Black Hills Power and Light Company ("Black Hills"), for resale purposes and for its own uses. Capitalized terms used herein shall have the same meaning as defined in the Agreement to which this is attached as Exhibit A.


       CHARACTER OF SERVICE

           Alternating current, 60 hertz, three phase, at the voltage of Black Hills' transmission line which is a part of Black Hills' existing interconnected transmission system.


       MONTHLY BASIS OF BILLING

            (a)  Prior to the Date of First Commercial Operation of
                 NS #2:

                 Basic Service Charge     $5,400 per month

                 Billing Demand Charge    $11.46 per kilowatt of the
                                          Billing Demand

                 Billing Energy Charge    2.22<cent> per kilowatt hour of
                                          Billing Energy

            (b) From the Date of First Commercial Operation of NS #2 through December 31, 1996:

                 Basic Service Charge     $5,400 per month

                 Billing Demand Charge    $15.44 per kilowatt of the
                                          Billing Demand

                 Billing Energy Charge    2.22<cent> per kilowatt hour of
                                          Billing Energy

            (c)  January 1, 1997 and thereafter:

                 Basic Service Charge     $5,400 per month

                 Billing Demand Charge    $14.57 per kilowatt of the
                                          Billing Demand

                 Billing Energy Charge    2.22<cent> per kilowatt hour of
                                          Billing Energy

                 If the MDU Contract or any amended or substitute agreement thereof is not approved or accepted for filing by the Federal Energy Regulatory Commission for any reason, this paragraph (c) shall not go into effect and the rates under paragraph (b) above shall continue to be in effect after December 31, 1996.

                 The Basic Service Charge is a given charge per month to compensate Black Hills for the costs associated with service which do not vary depending upon the level of demand and energy provided by Black Hills.

       BILLING DEMAND

            The Billing Demand shall be 23,268 KW prior to the First Date of Commercial Operation of NS #2 and 23,000 KW commencing on the First Date of Commercial Operation and thereafter for the balance of the Term.

            Power Factor - The power factor of Gillette's load at the point of delivery shall not be less than 95% lagging or 95% leading at the time of the City's maximum demand during the month. If the power factor of the City's load at the point of delivery is found to be below 95% lagging or 95% leading at the time of the maximum demand, the City shall install power factor corrective equipment on its system so as to raise the power factor of its load at that point to at least 95% lagging or 95% leading.

            In the event the City fails to maintain a power factor of not less than 95% lagging and does not install corrective equipment to raise its power factor as stipulated above, the monthly billing demand will be increased by multiplying by 95% and dividing by the power factor expressed in per cent. This adjustment shall not apply for demonstrated power factors above 95% lagging.


       BILLING ENERGY

            Billing Energy shall be measured in kilowatt hours as provided in Section 3.2 of the Agreement.


       PENALTY PROVISIONS -- UNAUTHORIZED OVERRUN

            Unauthorized Overrun is subject to a penalty provision. Unauthorized Overrun occurs when Black Hills furnishes Gillette capacity that was Gillette's obligation to serve under Section 3.3.

            The purpose of this penalty is to provide economic incentive to comply with the terms and conditions set forth in the Agreement for service rendered hereunder. The level of the penalty charge set herein shall be 3 times the monthly Demand Charge applied to the amount of the Unauthorized Overrun.


       FUEL AND ECONOMIC POWER ADJUSTMENT

            For each month in which the cost of the fuel and purchased economic power per kWh of Sales during the second calendar month preceding the billing month exceeds or is less than "A" as defined below, the energy charge shall be increased or decreased, respectively by the following Adjustment
            Factor:

            Adjustment Factor = Fm - Fb ; Fb/Sb = A/kWh
                                Sm   Sb

            Where: "F" is the expense of fossil (including fuel from company-owned or controlled sources) and nuclear fuel and purchased economic power in the base (b) and current (m) periods; "S" is the kWh sales in the base and current periods; and "A" is (i) 1.087<cent> prior to the First Date of Commercial Operation of NS #2, and (ii) 1.035<cent> on the First Date of Commercial Operation of NS #2 and thereafter, all as defined below:

            (a) Fuel and purchased economic power costs (F) shall be the cost of:

                 (i)    Fossil and nuclear fuel consumed in Black
                        Hills' owned plants, and Black Hills' share of fossil and nuclear fuel consumed in jointly owned or leased plants.

                 (ii) The actual identifiable fossil and nuclear fuel costs associated with energy purchased for reasons other than identified in paragraph
                        (iii) following. Fuel costs included in Variable Costs are allowed by paragraph (vi) following.

                 (iii) The total cost of the purchase of economic power, as defined herein, if the reserve capacity of Black Hills is adequate independent of all other purchases where non-fuel charges are included in either Fb or Fm.

                 (iv) Energy charges for any purchase if the total amount of energy charges incurred for the purchase is less than Buyer's total avoided variable costs.

                 (v) Less the cost of fossil and nuclear fuel recovered through all intersystem sales
                        (including sales to Montana-Dakota Utilities
                        Co. under the MDU Contract).

                 (vi) Notwithstanding anything in 18 CFR 35.14 to the contrary, the Variable Costs paid by Black Hills to Pacific Power & Light Company under the Power Sales Agreement between Black Hills and Pacific dated December 31, 1983 and designated as Pacific Power & Light Company Rate Schedule FERC No. 236.

            (b) KWh sales(s) as used herein shall be the sum of (a) net generation, (b) purchases, (c) interchange-in, less (d) intersystem sales (including sales to Montana-Dakota Utilities Co. under the MDU Contract), and (e) losses at 3.5 percent.

            If the MDU Contract or any amended or substitute agreement thereof is not approved or accepted for filing by the Federal Energy Regulatory Commission for any reason, "A" in the above formula will continue to be 1.035<cent> on the First Date of Commercial Operation of NS #2 and thereafter.

            Said Adjustment Factor shall be rounded to the nearest 0.001 cents for billing purposes and applied to each kWh delivered.

            For the purposes of the Fuel and Economic Power Adjustment herein, the following definitions apply:

            "Economic power" is capacity and energy purchased over a period of 12 months or less where the total cost of the purchase is less than Black Hills' total avoided variable cost.

            "Total cost of the purchase" is all charges incurred in buying economic capacity and having such power delivered to Black Hills' system. The total cost includes, but is not limited to, capacity or reservation charges, energy charges, adders, and any transmission or wheeling charge associated with the purchase.

            "Total avoided variable cost" is all identified and documented variable costs that would have been incurred by Black Hills had a particular purchase not been made. Such costs include, but are not limited to, those associated with fuel, startup, shutdown or any purchases that would have been made in lieu of the purchase made.

            The system reserve capacity criteria by which Black Hills' system operator decides whether a reliability purchase is required is as follows:

                 (i) Black Hills is not a member of any power pool. For both long-range planning and for daily operations, Black Hills' system operator determines that a reliability purchase is required when it is necessary to increase its available resources to an amount equal to the total of its projected on-system firm peak load demand plus the yield of its largest base load generation source.

                 (ii) Prior to the day NS #2 goes into commercial operation, Black Hills' largest base load generation source is its 20 percent leasehold interest in the Wyodak Plant which yields Black Hills 64 MW. When NS #2 goes into commercial operation, Black Hills' largest base load generation source is its interest in the Neil Simpson 2 Plant which yields Black Hills 80 MW.

                 (iii) When Black Hills' largest base load generation is not in service, Black Hills has reserve capacity it can call upon from PacifiCorp under the Reserve Capacity Integration Agreement, dated as of May 5, 1987 between PacifiCorp and Black Hills.

                 (iv) When Black Hills' largest base load generation is not in service and Black Hills unexpectedly loses additional generation or firm purchase contract sources, or any combination thereof, Black Hills then will purchase additional power and energy for reliability purposes.

            Reserve capacity shall be deemed adequate if, at the time a purchase was initiated, Black Hills' system reserve capacity criteria was projected to be satisfied for the duration of the purchase without the purchase at issue.

            The total cost of the purchase must be projected to be less than total avoided variable cost, at the time a purchase was initiated, before any nonfuel purchase charge may be included in Fm.

            Black Hills shall make a credit to Fm after a purchase terminates if the total cost of the purchase exceeds the total avoided variable cost. The amount of the credit shall be the difference between the total cost of the purchase and the total avoided variable cost. This credit shall be made in the first adjustment period after the end of the purchase. If Black Hills fails to make the credit in the first adjustment period after the end of the purchase, it shall, when making the credit, also include in Fm interest on the amount of the credit. Interest shall be calculated at the rate required by 18 CFR 35.19a(a)(2)(iii), and shall accrue from the date the credit should have been made under this paragraph until the date the credit is made.

            If a purchase is made of more capacity than is needed to satisfy Black Hills' system reserve capacity criteria because the total costs of the extra capacity and associated energy are less than Black Hills' total avoided variable costs for the duration of the purchase, the charges associated with the non-reliability portion of the purchase may be included in F.


       INCOME TAX ADJUSTMENT

            At any time prior to January 1, 1998 that Black Hills incurs the burden of any state income tax or the federal corporate income tax rates applicable to Black Hills are changed from the current rate of 35 percent, the Energy Charge shall be adjusted to reflect the increase or the decrease in the tax costs as properly allocated to Gillette under the same allocation factors as used to determine the Energy Charge; provided, no bills or rates will be increased by this tax adjustment without filing with the Federal Energy Regulation Commission under laws, rules and regulations relating thereto. In consideration of the moratorium at Section 4(c) and this Agreement, Gillette agrees that such adjustments shall be made and shall not object to or oppose such adjustments. Any income tax changes effective after December 31, 1997 shall be taken into account in determining just and reasonable rates under Section 4(b).


       RIGHTS FOR CHANGE IN RATES

            The rights and limitations for changes in rates are set forth in Section 4 of the Agreement.


       PAYMENT

            Bills will be rendered monthly, due upon presentation, and paid by wire transfer (or similar method providing Black Hills readily available dollars on the date paid) within fifteen (15) days after the bill is received by Gillette.


       TERMS AND CONDITIONS

            Service will be rendered under the Company's Standard Rules and Regulations.